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                                                                      EXHIBIT 21

                         Subsidiaries of the Registrant

DSF Internet Services Private Limited
Reflex I.T. Solutions Limited
SquareRadius (UK) Limited
SquareRadius, Inc.
UBICS (UK) Limited
UBICS Holdings, Inc.
UBICS India Private Limited
UBIX Computer Service Limited